Exhibit 99.1

Certain Transactions with Related Parties. Beginning in 1995, the Company established a stock repurchase program under which the Company repurchases shares of its Common Stock from the open market from time to time. Concurrently with such open market purchases, Aeon USA has committed to participate in the Company’s stock repurchase program on a pro rata basis so as to maintain substantially the same percentage stock ownership of the Company between Aeon USA and the public shareholders. During fiscal 2004, a total of 1,839,823 shares were repurchased from Aeon USA. The price of the shares purchased from Aeon USA was equal to the weighted average price of the shares paid to the public shareholders and for fiscal 2004 ranged from $27.57 to $35.30.

         Talbots has an advisory services agreement with Aeon USA under which Aeon USA provides advice and services to Talbots with respect to strategic planning and other related issues concerning the Company and maintains a working relationship on behalf of the Company with Japanese banks and other financial institutions for which Aeon USA receives an annual fee of $250,000 plus expenses.

         The Company has a services agreement with Talbots Japan Co., Ltd. (“Talbots Japan”), a subsidiary of Aeon, under which the Company renders services, primarily in the merchandising and import operations areas as requested by Talbots Japan on a cost reimbursement basis. The Company also has made its merchandising and store management information systems available to Talbots Japan, for which the Company charges back to Talbots Japan all one-time and ongoing costs related to this arrangement. The amount billed by the Company to Talbots Japan in fiscal 2004 for such services and information systems was $879,998. Also in fiscal 2004, Talbots Japan purchased from the Company $15,744,550 of Talbots merchandise for sale in the Talbots Japan stores. Payment terms to Talbots Japan are net-180 days, however, interest at a rate equal to the IRS monthly short-term AFR accrues on amounts outstanding more than 30 days after the original invoice date. At January 29, 2005, $9,057,266 was due from Talbots Japan.

         In connection with the Company’s 1993 initial public offering, the Company, through its wholly owned subsidiary, The Classics Chicago, Inc. (“Classics Chicago”), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (the “Territory”) excluding Australia, New Zealand, Japan, China and certain other Asian countries (the “Excluded Countries”) from Jusco (Europe) B.V. (“Jusco (Europe)”), which had been a subsidiary of Aeon, pursuant to a trademark purchase and license agreement. All rights of Jusco (Europe) have subsequently been transferred to Aeon. Under the trademark purchase and license agreement with Classics Chicago, Talbots also obtained the non-exclusive right, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales in the Excluded Countries. This catalog license may be terminated by Aeon at any time with four months prior written notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other Excluded Countries. Under the trademark purchase and license agreement, Aeon retains the right in its discretion to disapprove the assignment by Classics Chicago of rights in the Trademarks in the Territory to any party. This retained right may be purchased by Classics Chicago at its option should Aeon attempt to sell or otherwise transfer its retained right to a third party or should Aeon and its affiliates cease to own a majority of the Company’s voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

Concurrently with the Company’s 1993 IPO, Aeon USA entered into a shareholder’s agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide Aeon USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933 and applicable state securities law, at the expense of Aeon USA, some or all of the Company’s Common Stock beneficially owned by Aeon USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, Aeon USA will have a right to request that the Company register Aeon USA’s shares of the Company’s Common Stock. Aeon USA would bear the incremental cost of registering its shares in any such offering. The Company and Aeon USA would also indemnify each other against certain liabilities under the Securities Act in connection with any such registration.